EXHIBIT 99.1

November 1, 2007

FROM:	Anaren, Inc.
6635 Kirkville Road
East Syracuse, NY 13057

CONTACT:	Joseph E. Porcello, VP of Finance
315-362-0514

ANAREN REPORTS 1st QUARTER Results

Syracuse, NY - Anaren, Inc. (NASDAQ: ANEN) today reported net sales for the fiscal 2008 first quarter ended September 30, 2007 of $32.1 million, up 6.2% from the first quarter of last year.

Net income for the first quarter of fiscal 2008 was $2.7 million, or $0.17 per diluted share, down from $3.8 million, or $0.21 per diluted share for the first quarter of last year. Net income for the quarter included $0.04 per diluted share in stock based compensation expense. Excluding stock based compensation expense, net income for the first quarter of fiscal 2008 was $3.4 million, or $0.21 per diluted share compared to $4.4 million, or $0.25 per share for the first quarter of fiscal 2007.

The effective tax rate for the first quarter of fiscal 2008 was 22.9%, compared to 24.9% for the first quarter of fiscal 2007.

Operating income for the first quarter of fiscal 2008 was $2.8 million, or 8.7% of net sales, down from $4.1 million, or 13.6% of net sales for the first quarter of last year. Operating income for the first quarter of fiscal 2008 included $896,000 of stock based compensation expense compared to $830,000 of stock based compensation expense for the first quarter of fiscal 2007. Excluding stock based compensation expense, operating income for the first quarter of fiscal 2008 was $3.7 million, or 11.5% of net sales compared to $4.9 million, or 16.4% of net sales for the first quarter of fiscal 2007.

Lawrence A. Sala, Anaren’s President and CEO said, “Despite the growth in net sales from the same quarter of last year, profit margins declined as projected, largely due to the change in product mix.” Mr. Sala added, “We continue to pursue numerous new wireless infrastructure custom assembly opportunities. In addition, strong Space & Defense Group new orders for the quarter resulted in record order backlog for the group.”

Balance Sheet

During the first quarter, the Company generated $1.5 million in operating cash flow and used $12.3 million to repurchase 864,000 shares of its common stock. Expenditures for capital additions in the first quarter were $4.3 million driven primarily by the expansion and renovation of the Company’s East Syracuse, New York manufacturing facility and included $1.5 million in payments for fourth quarter 2007 fixed asset additions included in accounts payable at June 30, 2007. Funds needed for stock repurchases and capital expenditures in excess of funds generated by operations came from maturities of the Company’s investments. Cash, cash equivalents and marketable debt securities at September 30, 2007 were $59.8 million.

Wireless Group

Wireless Group net sales for the quarter were $21.1 million, up 6.4% from the first quarter of fiscal 2007. Overall wireless infrastructure demand remained relatively stable throughout the quarter. However, the Company experienced an increase in the number of new custom assembly and standard component opportunities for wireless infrastructure applications. Sales of consumer component products were $1.0 million for the quarter, down 50% from the first quarter of last year due to a significant decline in demand from our largest consumer component customer. The Group continued to capture new consumer component design wins for WLAN and satellite television applications during the quarter.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Nokia and Richardson.

Space & Defense Group

Space & Defense Group net sales for the quarter were $11.0 million, up 5.9% from the first quarter of fiscal 2007. New orders for the quarter totaled $19.2 million and included contracts for Radar Subassemblies and Passive Ranging Subsystems (PRSS) as well as the finalization of the previously announced Globalstar II contract. New product and technology development activities are focused on high performance microwave substrates for airborne and ground based radar applications.

Space & Defense backlog at September 30, 2007 was a record $64.2 million.

Non-GAAP Measurements

Non-GAAP results reported in this release, which are a supplement to financial results based on GAAP, exclude charges for stock based compensation. The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Outlook

For the second quarter of fiscal 2008, we expect an increase in sales for the Space & Defense segment, a decline in demand for wireless infrastructure products, and comparable demand for consumer component products. As a result, we expect net sales to be in the range of $29.0 - $32.0 million for the second quarter of fiscal 2008. With an anticipated tax rate of approximately 25%, an expected stock based compensation expense of approximately $0.04 per diluted share, and a more favorable overall product mix, we expect net earnings per diluted share to be in the range of $0.14-$0.17 for the second quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are “forward-looking statements”. These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

On October 31, 2007, the Company filed amended Quarterly Reports on Form 10-Q/A restating the Company’s consolidated condensed financial statements for the periods ending December 31, 2006 and March 31, 2007. The Company cannot predict the reaction to the filing of these Amended Reports and if adverse, the market price of the Company’s stock could decline.

Other known factors include, but are not limited to: the Company’s ability to timely ramp up to meet some of our customers’ increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company’s technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company’s products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren’s 2007 Annual Report, Anaren’s Form 10-K for the fiscal year ended June 30, 2007 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren’s business and their potential impact on Anaren’s revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Thursday, November 1 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning November 1, 2007 through midnight November 6, 2007. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 9415886. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-795-3613 and International is 1-719-325-4804.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren’s products, visit our Web site at www.anaren.com.

Anaren, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended
	Sept. 30, 2007	Sept. 30, 2006
Sales	$32,090,192	$30,203,110

Cost of sales	21,571,206	19,363,778
Gross profit	10,518,986	10,839,332
	32.80%	35.90%

Operating expenses:
Marketing	1,757,367	1,812,706
Research and development	2,603,318	2,138,185
General and administrative	3,362,244	2,768,226
Total operating expenses	7,722,929	6,719,117

Operating income	2,796,057	4,120,215
	8.70%	13.60%

Other income (expense)
Other income, primarily interest	750,043	896,606
Interest expense	-36,636	-6,143
Total other income (expense)	713,407	890,463

Income before income taxes	3,509,464	5,010,678
Income taxes	804,000	1,250,000
Net income	$2,705,464	$3,760,678
	8.40%	12.50%

Basic earnings per share	$0.17	$0.21

Diluted earnings per share	$0.17	$0.21

Weighted average common shares outstanding
Basic	16,042,333	17,492,157
Diluted	16,365,305	17,975,795

Anaren, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)

	Sept. 30, 2007	30-Jun-07
Assets:
Cash, cash equivalents and short-term investments	$35,634,067	$43,014,064
Accounts receivable, net	20,487,741	19,768,701
Other receivables	2,146,543	1,606,093
Inventories	25,575,943	24,331,597
Other current assets	2,757,445	3,067,019
Total current assets	86,601,739	91,787,474

Net property, plant and equipment	38,740,683	37,091,786
Securities held to maturity	24,122,451	31,540,247
Goodwill	30,715,861	30,715,861
Other assets	28,890	68,947
Total assets	$180,209,624	$191,204,315

Liabilities and stockholders’ equity

Liabilities:
Accounts payable	$9,528,343	$11,717,120
Accrued expenses	1,381,149	3,907,652
Customer advance payments	2,160,266	1,318,812
Other liabilities	1,687,917	1,985,856
Total current liabilities	14,757,675	18,929,440

Other non-current liabilities	6,935,332	5,480,727
Total liabilities	21,693,007	24,410,167

Stockholders’ equity:
Retained earnings	88,012,277	85,306,813
Common stock and additional paid-in capital	189,340,431	188,149,232
Accumulated comprehensive loss	-871,478	-984,640
Less cost of treasury stock	-117,964,613	-105,677,257
Total stockholders’equity	158,516,617	166,794,148

Total liabilities and stockholders’ equity	$180,209,624	$191,204,315

Anaren, Inc.
Reconciliation of GAAP and Proforma Gross Profit, Operating Income, and Earnings Per Share
(Unaudited)

	Three Months Ended
	September 30, 2007	September 30, 2006

Sales	$32,090,192	$30,203,110

GAAP gross profit	10,518,986	10,839,332
% of sales	32.80%	35.90%
Stock based compensation expense	214,906	277,043
Proforma gross profit	$10,733,892	$11,116,375
% of sales	33.40%	36.80%

GAAP operating income	$2,796,057	$4,120,215
% of sales	8.70%	13.60%
Stock based compensation expense	896,138	829,666

Proforma operating income	$3,692,195	$4,949,881
% of sales	11.50%	16.40%

GAAP net income	2,705,464	3,760,678
% of sales	8.40%	12.50%
Stock based compensation expense, net of tax	673,138	680,666

Proforma net income	$3,378,602	$4,441,344
% of sales	10.50%	14.70%

Diluted earnings per share:
GAAP net income	$0.17	$0.21
Stock based compensation expense, net of tax	0.04	0.04
Proforma net income per share	$0.21	$0.25

Shares used in computing earnings per share:
Diluted	16,365,305	17,975,795

ANAREN, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
(Unaudited)

Three Months Ended
Sept. 30, 2007
Cash flows from operating activities:
Net income	$2,705,464
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization of plant
and equipment	1,562,685
Amortization	189,208
Provision for receivables allowances	2,911
Deferred income taxes	70,000
Stock based compensation	881,081
Receivables	-721,951
Inventories	-1,244,346
Accounts payable	-1,126,520
Other assets and liabilities	-826,702
Net cash used in operating activities	1,491,830
Cash flows from investing activities:
Capital expenditures	-4,273,839
Net maturities of marketable debt and
equity securities	14,113,302
Net cash provided by investing activities	9,839,463
Cash flows from financing activities:
Stock options exercised	286,467
Tax benefit from exercise of stock options	23,651
Purchase of treasury stock	-12,287,356
Net cash used in financing activities	-11,977,238

Effect of exchange rates	113,162
Net decrease in cash and cash equivalents	-532,783
Cash and cash equivalents at beginning of period	7,912,276
Cash and cash equivalents at end of period	$7,379,493